EXHIBIT 16.1

October 7, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K Hennessy Advisors, Inc. dated October 7, 2010, to be filed with the Securities and Exchange Commission.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree to disagree with other statements of Hennessy Advisors, Inc contained therein.

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.